EXHIBIT 99.1

CASMED Reports Fourth Quarter and Full Year 2010 Results

Company to Host Conference Call Wednesday March 2, 2011 at 10:00am ET

BRANFORD, Conn., March 2, 2011 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), today reported financial results for the fourth quarter and full year 2010. For the year, FORE-SIGHT® tissue oximeter revenues increased 29% over the prior year to approximately $5.2 million.  For the fourth quarter, worldwide FORE-SIGHT disposable sensor revenue increased 35% over the fourth quarter of 2009 on the strength of a 42% increase in domestic sensor revenue.

"We are pleased with the overall results of our FORE-SIGHT Absolute Tissue Oximeter product sales for 2010 and particularly with the acceleration of growth in domestic disposable sensor sales," said Thomas M. Patton, CASMED's President and CEO. "Perhaps more importantly, during the last four months of 2010, and in the first two months of 2011, we have begun the process of building an enterprise that should be able to sustain significant future revenue growth."

In November of 2010, CASMED reported the sale of its blood pressure cuff business for $3.2 million plus the opportunity for a $0.3 million earn-out in mid-2011. That sale enabled the Company to divest a non-strategic, lower margin business and use the proceeds to strengthen the balance sheet by paying off all of its bank debt and supplementing its cash balance. As a result of that transaction, together with a strong year in generating cash flow from operations and a small private placement in June, the Company ended its 2010 calendar year with $4.5 million in cash on hand and no bank debt.

Due to the sale of the blood pressure cuff business, the Company is required by accounting standards to report the financial results of its operations as if that product line had been divested in all of 2010 and 2009. Therefore, the results of the blood pressure cuff business are separately reported in the attached financial statements as a discontinued operation for both 2010 and 2009.

Excluding the discontinued operations, for the fourth quarter of 2010 the Company recorded revenues of $5.9 million, an increase of $0.1 million above fourth quarter 2009 revenues, with its net loss narrowed to $0.7 million, or ($0.06) per basic and diluted common share, compared to a net loss of $2.2 million, or ($0.19) per basic and diluted common share, for the fourth quarter of last year. For all of 2010, the Company recorded revenues of $24.1 million and a loss from continuing operations of $1.6 million, or ($0.13) per share, compared to revenues of $25.0 million and a loss of $3.7 million, or ($0.33) per share, for 2009.

The loss from discontinued operations was $0.3 million, or ($0.02) per basic and diluted share, for the fourth quarter of 2010 compared to a loss of $2.1 million, or ($0.19) per share, for the fourth quarter of 2009. For the full year 2010, the Company reported income from discontinued operations of $0.3 million, or $0.02 per share, compared to a full year loss of $2.1 million, or ($0.18) per share, in 2009.

Sales of all FORE-SIGHT Absolute Tissue Oximeter products were $1.2 million and $5.2 million for the fourth quarter and full year 2010, an increase of 9% and 29%, respectively, over the prior year periods.  FORE-SIGHT sensor revenue increased 35% and 27%, respectively, over the fourth quarter and full year 2009.

 "We are pleased to see momentum in FORE-SIGHT sensor consumption, indicating a strong increase in the utilization of our best-in-class technology," said Mr. Patton. "We have developed an aggressive business plan for 2011 and look forward to reporting additional tangible progress in the coming quarters."

Since the 2010 year end, CASMED also announced the appointment of Matthew J. Herwig to the position of Vice President of Global Sales and Marketing. "Matt brings a depth of experience as a sales and marketing executive to this important position at CASMED," Mr. Patton continued. "We look forward to Matt leading our commercial efforts including the expansion and increased support for our distribution customers."

Conference Call Information

CASMED will host a conference call on March 2, 2011 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2010 results. Participants on the call will be Thomas Patton, President and CEO, Jeffery Baird, CFO, and Matthew Herwig, Vice President of Global Sales and Marketing.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com.  Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Tissue Oximeter  provides  absolute, non-trended, simultaneous measurements of both brain and body tissue. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Absolute Tissue Oximeter, the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, potential litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2009 and other subsequent Securities and Exchange Commission filings.

 Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
UNAUDITED

	Dec 31,	Dec 31,
	2010	2009

Cash and cash equivalents	$ 4,492,690	$ 1,186,779
Accounts receivable	2,606,616	3,350,792
Income tax receivable	13,655	871,206
Inventories	4,812,965	5,782,638
Other current assets	310,187	374,547
Assets associated with discontinued operations	--	4,346,609

Total current assets	12,236,113	15,912,571

Property and equipment	7,053,896	6,233,004
Less accumulated depreciation	(5,244,819)	(4,511,753)
	1,809,077	1,721,251

Intangible and other assets, net	651,626	616,631

Total assets	$ 14,696,816	$ 18,250,453

Current portion of long-term debt	$ --	$ 1,708,755
Line-of-credit	--	2,669,657
Notes payable	--	50,678
Accounts payable	2,283,906	1,407,672
Accrued expenses	909,331	1,229,162
Liabilities associated with discontinued operations	--	524,515
Total current liabilities	3,193,237	7,590,439

Other liabilities	211,159	277,280
Deferred gain on sale of facilities	899,426	1,034,064
Total liabilities	4,303,822	8,901,783

Common stock	54,302	46,440
Additional paid-in capital	10,002,600	7,661,061
Treasury stock	(101,480)	(101,480)
Retained earnings	437,572	1,742,649
Shareholders' equity	10,392,994	9,348,670

Total liabilities & equity	$ 14,696,816	$ 18,250,453

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues	$ 5,857,621	$ 5,816,953	$ 24,086,011	$ 25,041,298

Costs and Expenses:
Cost of Products Sold	3,681,222	3,391,215	14,128,200	14,753,076
Gross Profit	2,176,399	2,425,738	9,957,811	10,288,222

Research and Development	283,654	566,416	1,689,167	2,442,920
Selling, General and Administrative	2,501,604	2,989,294	9,956,638	11,274,314
Operating Expenses	2,785,258	3,555,710	11,645,805	13,717,234

Operating Loss From Continuing Operations	(608,859)	(1,129,972)	(1,687,994)	(3,429,012)

Interest Expense	1,831	23,707	59,927	102,796

Loss From Continuing Operations
Before Income Taxes	(610,690)	(1,153,679)	(1,747,921)	(3,531,808)

Income Taxes/(Benefit)	120,479	1,027,507	(147,923)	178,515

Loss From Continuing Operations	(731,169)	(2,181,186)	(1,599,998)	(3,710,323)
Income (Loss) From Discontinued Operations	(280,855)	(2,069,090)	294,921	(2,079,341)
Net Loss	$ (1,012,024)	$ (4,250,276)	$ (1,305,077)	$ (5,789,664)

Loss Per Share Continuing Operations --
Basic and Diluted	$ (0.06)	$ (0.19)	$ (0.13)	$ (0.33)

(Loss) Income Per Share Discontinued Operations --
Basic and Diluted	$ (0.02)	$ (0.19)	$ 0.02	$ (0.18)

Total Loss Per Share - Basic and Diluted	$ (0.08)	$ (0.38)	$ (0.11)	$ (0.51)

Weighted Average Common Shares Outstanding --
Basic and Diluted	12,926,391	11,312,442	12,175,812	11,260,553
CONTACT: CAS Medical Systems, Inc.
         Susan Carron
         Director of Corporate Communications
         203-488-6056
         ir@casmed.com